Exhibit 99.2

FORM OF INSTRUCTIONS FOR USE OF BANK OF FLORIDA CORPORATION

SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT OR YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Bank of Florida Corporation (“we”, “us”, “our” or the “Corporation”) to the holders of record (the “Recordholders”) of our common stock (the “Common Stock”), as described further in the accompanying prospectus (the “Prospectus”). Recordholders of the Common Stock at 5:00 p.m., Eastern Time, on March 8, 2010 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Common Stock. In the Rights Offering, we are offering up to an aggregate of 38,873,694 shares of Common Stock to be issued upon the exercise of the Subscription Rights, subject to our right, exercisable in our sole discretion, to issue up to 44,600,000 additional shares to accommodate oversubscription requests that we may receive under the terms of the Rights Offering and/or to facilitate sales of shares to new investors in the supplemental offering that we are undertaking concurrently with the Rights Offering (the “Supplemental Offering”), all of which is described further in the Prospectus. Each Recordholder will receive three Subscription Rights for each whole share of Common Stock that the Recordholder owned on the Record Date.

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on April 16, 2010, unless we extend the period of the Rights Offering beyond such date (as such date may be extended, the “Expiration Date”). Each Subscription Right entitles the holder to purchase one share of Common Stock (the “Basic Subscription Right”) at a subscription price of $                 per share. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 3,000 Subscription Rights and would have the right to purchase 3,000 shares of Common Stock for $                 per share pursuant to your Basic Subscription Right.

In addition, each holder of Subscription Rights who exercises the Basic Subscription Right in full will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the “Oversubscription Opportunity”). We reserve the right, exercisable in our sole discretion, to reject in whole or in part any requests to purchase additional shares that we may receive pursuant to the Oversubscription Opportunity, regardless of the availability of shares to satisfy these requests.

The Subscription Rights held by each Recordholder are evidenced by a rights certificate (the “Rights Certificate”) registered in the Recordholder’s name. Your Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else.

Each Recordholder will be required to submit payment in full for all of the shares of Common Stock that the Recordholder wishes to buy under the Basic Subscription Right and pursuant to the Oversubscription Opportunity before the Expiration Date. Any excess subscription payments received by Pacific Coast Bankers’ Bank, the Escrow Agent, will be returned, without interest, as soon as practicable following the completion of the Rights Offering.

The Escrow Agent must receive your Rights Certificate or the Dealer Manager must receive a properly completed Notice of Guaranteed Delivery, in either case with full payment of the total subscription amount, including final clearance of any uncertified personal checks, on or before 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Subscription Rights, you cannot cancel, revoke or otherwise amend the exercise of your Subscription Rights. If you do not exercise your Subscription Rights before the Expiration Date, then they will expire and you will have no further rights under them.

The number of Subscription Rights to which you are entitled and the corresponding number of shares of Common Stock that you may subscribe to purchase under your Basic Subscription Right are printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights, including any shares you wish to purchase pursuant to the Oversubscription Opportunity, by completing the appropriate portions of your Rights Certificate and returning the Rights Certificate to the Escrow Agent in the envelope provided.

THE RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, AND FULL PAYMENT OF THE TOTAL SUBSCRIPTION AMOUNT FOR ALL SHARES OF COMMON STOCK SUBSCRIBED FOR UNDER THE BASIC SUBSCRIPTION RIGHT AND ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION OPPORTUNITY, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A RECORDHOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE CANCELLED, REVOKED OR OTHERWISE AMENDED. SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE.

1. Method of Subscription — Exercise of Subscription Rights

To exercise your Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights, together with payment in full of the total required subscription amount for all of the shares you intend to purchase under your Basic Subscription Right and any additional shares you wish to subscribe for pursuant to the Oversubscription Opportunity, to the Escrow Agent, by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Your full payment will be held in a segregated escrow account with Pacific Coast Bankers’ Bank. All payments must be made in U.S. dollars by check or bank draft drawn upon a U.S. bank or by postal or express money order payable in each case to “Pacific Coast Bankers’ Bank as escrow agent for Bank of Florida Corporation.” If you wish to use any other form of payment, then you must obtain the prior approval of the Dealer Manager and make arrangements in advance with the Escrow Agent for the delivery of such payment. Payments will be deemed to have been received upon clearance of any uncertified personal check or receipt by the Escrow Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal or express money order. If you pay by uncertified personal check, please note that your payment may take seven or more business days to clear. Accordingly, if you wish to pay your subscription amount by means of uncertified personal check, we urge you to deliver your payment to the Escrow Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date, and we also urge you to consider making your payment by means of a certified or cashier’s check or money order.

The Rights Certificate and full payment of the total subscription amount must be delivered to the Escrow Agent by one of the methods described below:

By Mail or Overnight Delivery:

Pacific Coast Bankers’ Bank

340 Pine Street, Suite 401

San Francisco, California 94104

Attention: Bank of Florida Corporation Escrow Account

2. Delivery to an address other than the required address set forth above does not constitute valid delivery.

If you have any questions, require any assistance in exercising your Subscription Rights, or require additional copies of relevant documents, please contact Regan & Associates, Inc., the Information Agent, at 1-800-737-3426 (toll free).

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may request a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an “Eligible Institution”), to deliver a written guarantee substantially in the form included with these instructions (the “Notice of Guaranteed Delivery”), to the Dealer Manager by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by your Rights Certificate, the number of shares of Common Stock that you intend to purchase under your Basic Subscription Right, the number of additional shares of Common Stock, if any, that you request to purchase pursuant to the Oversubscription Opportunity, and that you will guarantee the delivery to the Dealer Manager of a properly completed and executed Rights Certificate evidencing such Subscription Rights by no later than three (3) business days after the Expiration Date. If this procedure is followed, the properly completed Rights Certificate evidencing the Subscription Rights that you intend to exercise must be received by the Dealer Manager within three (3) business days after the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Dealer Manager at the address set forth therein or may be transmitted, if transmitted by an Eligible Institution, to the Dealer Manager by facsimile transmission to 1-813-251-3383. Even if you complete this procedure, you must still submit payment to the Escrow Agent by the Expiration Date. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from Regan & Associates, Inc., the Information Agent, at 1-800-737-3426 (toll free).

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total subscription amount, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the amount of payment that you delivered to the Escrow Agent. If the Escrow Agent does not apply your full subscription payment to your purchase of shares of Common Stock, any excess subscription payment received by the Escrow Agent will be returned to you by the escrow agent, without interest, as soon as practicable following the completion of the Rights Offering.

Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Corporation, with respect to each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for pursuant to the Basic Subscription Right and, in connection with any subscription request pursuant to the Oversubscription Opportunity, the number of shares of Common Stock subscribed for pursuant to the Oversubscription Opportunity.

We offer no assurance that any subscription requests delivered by any holder of Subscription Rights pursuant to the Oversubscription Opportunity will be honored in whole or in part. The availability of shares of Common Stock that may be issued by the Corporation in connection with the Oversubscription Opportunity will depend on the number of shares subscribed for by Recordholders under the Basic Subscription Rights, how many shares of Common Stock, if any, we offer and sell in the Supplemental Offering, and whether we elect in our sole discretion to issue any additional shares of Common Stock to accommodate subscription requests pursuant to the Oversubscription Opportunity and/or to facilitate sales of shares to new investors in the Supplemental Offering, all of which is described further in the Prospectus. We further reserve the right, exercisable in our sole discretion, to reject in whole or in part any subscription requests, regardless of the availability of shares, which we may receive pursuant to the Oversubscription Opportunity.

3. Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Right. As soon as practicable after the Expiration Date and the valid exercise of your Subscription Rights, we will issue you the shares of Common Stock you have purchased pursuant to your Basic Subscription Right.

(b) Oversubscription Opportunity. As soon as practicable after the Expiration Date and after all allocations contemplated by the terms of the Rights Offering have been effected we will issue you the shares of Common Stock, if any, allocated to you pursuant to validly exercised and accepted subscription requests pursuant to the Oversubscription Opportunity.

(c) Excess Cash Payments. As soon as practicable after the Expiration Date and after all allocations contemplated by the terms of the Rights Offering have been effected, any excess subscription payment that you have paid will be returned by the escrow agent, without interest, to you.

4. Execution

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by us in our sole and absolute discretion, must present satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same, unless, for good cause, we dispense with proof of authority.

5. Method of Delivery

The method of delivery of Rights Certificates and payment in full of the total subscription amount to the Escrow Agent will be at the election and risk of the holders of the Subscription Rights. If sent by mail, we recommend that you send your Rights Certificate and subscription payment by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Escrow Agent and clearance of payment prior to the Expiration Date. We urge you to consider using a certified or cashier’s check or money order to ensure that the Escrow Agent receives your funds prior to the Expiration Date. If you send an uncertified personal check, payment will not be deemed to have been received by the Escrow Agent until the check has cleared, which may take seven or more business days, but if you send a certified check, bank draft drawn upon a U.S. bank or a postal or express money order, payment will be deemed to have been received by the Dealer Manager immediately upon receipt of your payment. If you wish to pay your subscription payment by means of an uncertified personal check, we urge you to deliver your payment to the Escrow Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date.

6. Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and any subscription requests pursuant to the Oversubscription Opportunity may be effected by instructing DTC to transfer the Subscription Rights from the DTC account of such holder to the Escrow Agent and by delivering to the Escrow Agent the required certification as to the number of shares of Common Stock subscribed for under the Basic Subscription Right and the number of any additional shares subscribed for pursuant to the Oversubscription Opportunity by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the total subscription amount for all of the shares of Common Stock subscribed for under the Basic Subscription Right and pursuant to the Oversubscription Opportunity on behalf of all such beneficial owners.